UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 25, 2012

CORD BLOOD AMERICA, INC.
 (Exact name of registrant as specified in its charter)

Florida	000-50746	90-0613888
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1857 Helm Drive, Las Vegas, NV 89119
 (Address of Principal Executive Office) (Zip Code)

(702) 914-7250
 (Registrant’s telephone number, including area code)
_______________________________

Copies to:
Joseph R. Vicente
1857 Helm Drive, Las Vegas, NV 89119
Phone: (702) 914-7250
Fax: (702) 914-7251

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a). Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On May 11, 2012, the Company concluded, and the Audit Committee of the Board of Directors approved, that the previously filed unaudited consolidated financial statements contained in the Company’s Quarterly Report on Form 10-Q for the three months and nine months ended September 30, 2011, originally filed with the Securities and Exchange Commission on November 14, 2011 (the “Original Filing”), should no longer be relied upon for the reasons set forth herein.

On May 25, 2012, the Company filed its 10-Q Amendment No. 1 for the three months and nine months ended September 30, 2011 (the “Amendment”).  The Amendment amends and restates in its entirety the Original Filing.  The Amendment was necessary to make a restatement in the quarter ended September 30, 2011 relating to the valuation of shares of the Company’s common stock issued to Ironridge Global IV, Ltd. (“Ironridge”), an unrelated party, in connection with a settlement agreement the Company entered into in August 2011 in exchange for the transfer to Ironridge of certain claims against the Company in the amount of $260,695 due for services provided to the Company, which had not been paid. This restatement was necessary to recognize the value of such shares issued based on the fair value of the shares at the date of issuance as required by FASB ASC 505-50-30, Equity –Based Payments to Non-Employees.  This restatement changes the reported net loss for the three and nine months ended September 30, 2011.  Except as otherwise stated herein, no other information contained in the Original Filing has been updated by the Amendment, and no disclosures have been updated to reflect events that occurred at a later date.

The Company’s authorized officers discussed the matters disclosed in this filing pursuant to Item 4.02(a) with the Company’s independent registered public accounting firm.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORD BLOOD AMERICA, INC.
(Registrant)

Date: May 25, 2012	By:	/s/ Joseph R. Vicente
Chairman and President